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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of each of our two reports dated December 16, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Report to Shareholders of AIM Charter Fund and AIM Summit Fund, two of the funds constituting AIM Equity Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
September 22, 2009